Exhibit 10.1
MEMORANDUM OFBINDING AGREEMENT ANDJOINT VENTURE

Know all Men by these presents:
This Memorandum of Agreement and Joint Venture, is entered into and executed by and between Steven Kubby of legal age and a resident of 2940 Oakland Ave., South Lake Tahoe, California, and Kush, Inc., with its principal offices located at 2940 Oakland Ave., South Lake Tahoe, California; herein referred to collectively as the First Party:
-AND-
Cannabis Sativa, Inc (CBDS) represented by David M. Tobias, PO Box 1602, Mesquite, Nevada 89024, of legal age, a citizen of the United States, here-in-after referred to as the Second Party:
-WITNESSETH-

1.    That the Second party’s Board of Directors will appoint Steven Kubby to serve as its CEO and that he will receive a salary of $5,000 per month for a minimum period of three years. Mr. Kubby will also receive a signing bonus of 3 postdated checks equaling $60,000 and payable no later than February 1st.
2.    That the Second party will be issued an exclusive license to a pending patent invented and owned by Kush, Inc.  for a unique strain of cannabis for a period of 50 years.
3.    That the Second party will shoulder all of the expenses needed for completion of the patent and give its best efforts to generate revenues from this unique strain known as CTA.
4.    That the First Party agrees to a 70%-30% sharing, meaning 70% goes to the Second Party and 30% goes to the first party from the net income The Second Party earns from the exclusive usage of said strain.
5.    That the ownership of the strain has been transferred from Steven Kubby to Kush, Inc.
6.    That Kush, Inc is virtually debt free with only minor liabilities outstanding.
7.    That the Second Party will issued $1,000,000 worth of CBDS stock (valued at $1.25 per share) as payment for the licensing rights to the CTA strain to Kush, Inc., which includes an irrevocable option for CBDS to purchase up to 100 percent of Kush, Inc for an additional $1,000,000 worth of stock (based on the value of the stock at the last trade at closing on the date wherein Kush supplies audited financials). CBDS shares will be issued subject to SEC Rule 144.
8.    That this Memorandum of Agreement will be converted into mutually acceptable sub-agreements when requested by either party.
9.    That this Memorandum of Agreement, Joint Venture, Acquisition, is executed voluntarily and freely of the parties’  own intentions and volitions without reservations;
10.That this agreement is binding on the parties hereto and supersedes any prior agreements.
Irrevocably done this 1st day of January 2014 by the Parties at South Lake Tahoe, California.

 /s/ Steven Kubby
Steven Kubby

Kush, Inc.

By  /s/ Steven Kubby
Steven Kubby, President

(Collectively, First Party)

Cannabis Sativa, Inc.

By  /s/ David Tobias
David Tobias President and Director
(Second Party)